EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. ANNOUNCES PRELIMINARY FIRST

QUARTER 2006 RESULTS

Announces restructuring and appoints new CFO

Lake Oswego, Oregon, May 1, 2006 — Tut Systems, Inc. (Nasdaq: TUTS), today announced that based on a preliminary analysis of its results for the quarter ended March 31, 2006, the Company expects revenue for the first quarter to be $11.5 million compared with $7.1 million for the first quarter of 2005. This represents an increase in revenue of 63.4% when compared with the first quarter of 2005, and a 7.7% increase when compared with fourth quarter 2005 revenue of $10.7 million. The Company expects an increase in gross margin from 27.9% for the fourth quarter of 2005 to 34.3% for the first quarter of 2006. The Company anticipates its net loss for the quarter to be $3.1 million, or $0.09 per share compared with a net loss of $3.3 million or $0.13 per share for the first quarter of 2005.

Tut Systems also announced that it has implemented a restructuring plan to reduce its cost structure. The Company expects that the restructuring plan will result in a cost savings of approximately $3.0 million in 2006. The cost savings are expected to result from a modest workforce reduction, an organizational realignment and various cost savings initiatives.

“We are confident that the continuing growth in the IPTV market worldwide and our restructuring plan implemented this quarter positions us well to be EBITDA positive in the second half of 2006,” said Sal D’Auria, Chairman, President and CEO of Tut Systems. “We continue to be excited about opportunities in our core video markets worldwide as well as the tier one telco markets. Additionally, we are enthusiastic about our recently introduced next generation Private Broadband Network products.”

Also, today Tut Systems announced that, effective immediately, Scott Spangenberg has been appointed Chief Financial Officer for Tut Systems. Mr. Spangenberg has served as Tut Systems’ Corporate Controller for the past three years. Mr. Spangenberg brings to the position over 25 years of experience in finance and accounting. Prior to joining Tut Systems, Mr. Spangenberg served as CFO or Corporate Controller at various public and private companies including Avant! Corporation, Communications Products Development Inc. and Cascade Corporation. Mr. Spangenberg earned a Bachelors of Science degree from Oregon State University and an M.B.A. from the University of Portland.

“I am pleased with Scott’s appointment as Tut Systems’ CFO,” Mr. D’Auria said. “Scott’s experience in other senior financial positions, combined with his industry background and Company knowledge, will help to further our progress in implementing Tut’s strategic business plan.”

Randall Gausman, Tut Systems’ former CFO, has resigned from the Company to return to California to pursue other interests. “We appreciate Randy’s contributions and wish him well in all of his future endeavors,” said Mr. D’Auria.

Tut Systems will announce its first quarter 2006 financial results on May 9th and host a conference call on May 10th. A Press Release will be available by 2:00 p.m. Pacific Time, May 9, at www.tutsys.com and on PR Newswire. The conference call will be hosted by Tut Systems President and CEO Sal D’Auria, and CFO Scott Spangenberg, at 5:30 a.m. Pacific Time, Wednesday, May 10th. Participants in the conference call should dial in at least 5 minutes before the start time.

Conference ID # 8355765

U.S. and Canada dial (877) 356-8058

International participants dial (706) 634-2465

Online at www.tutsys.com

A replay will be available two hours after the call ends for one week dial (800) 642-1687 or (706) 645-9291 and enter the conference ID number. A replay will also be available at www.tutsys.com.

To RSVP for the call, please contact Shannon Hill at (971) 217-0334 or corporate@tutsys.com.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward-looking statements include statements relating to our anticipation of continuing growth in the worldwide IPTV market and expected results from our restructuring plan. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival products or technologies, and the risk that the expected financial benefits of the IPTV deployment and our restructuring plan will not be achieved as a result of unforeseen costs or events. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. delivers advanced content processing and distribution products as well as comprehensive system integration services for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies worldwide use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia. For more information visit www.tutsys.com or call (971) 217-0400.